                                                                     EXHIBIT 5.1



                                 April 26, 1996

Novell, Inc.
1555 North Technology Way
Orem, Utah, 84057


Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 26, 1996, in connection with the registration under the Securities Act of 1933, as amended, of 2,683,398 shares of your Common Stock (the "Shares") reserved for issuance under the 1989 Novell, Inc. Employee Stock Purchase Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said shares.

         It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and the agreements that accompany the Plan, and in accordance with the Company's Restated Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus constituting a part thereof, and amendments thereto.


                                        Very truly yours,


                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation